Exhibit 10.11

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is entered into this 17th day of October, 2016 (the “Effective Date”), by and between IGP Advisers LLC, a California limited liability company (“Consultant”), and Innovative Industrial Properties, Inc., a Maryland corporation (“IIP”), and IIP Operating Partnership, LP, a Delaware limited partnership (“Partnership”). IIP and the Partnership are collectively referred to herein as the “Company.”

NOW, THEREFORE, in consideration of the covenants and promises contained herein, Consultant and the Company agree as follows:

I.                   Engagement. The Company and Consultant have been operating with the understanding that upon successful completion of an initial public offering of IIP’s common stock (the “IPO”), that the Company would compensate Consultant for certain consulting services provided by Consultant to the Company, commencing on April 1, 2016, in contemplation of the IPO. The parties desire to evidence the foregoing understanding by entering into this Consulting Agreement. Accordingly, IIP hereby engages Consultant, and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth, for the period commencing on April 1, 2016 and continuing until this Consulting Agreement is terminated in accordance with Section IV (such period is referred to as the “Consulting Term”).

II.                Service. Consultant shall provide consulting services to assist the Company in completing an IPO (the “Consulting Services”). Consultant agrees to cause any of its employees or subcontractors who perform services for the Company on behalf of Consultant pursuant to this Consulting Agreement to professionally, honestly and faithfully present and conduct themselves at all times during the performance of the Consulting Services. Consultant agrees to truthfully and faithfully account for and deliver to the Company all property (including, without limitation, monies, materials, securities, etc.) belonging to the Company, which Consultant may receive from or on account of the Company. Furthermore, upon the end of the Consulting Term, or the Company’s demand at any other time, Consultant will immediately deliver to the Company all property belonging to the Company then in Consultant’s possession or otherwise previously provided to Consultant.

III.             Compensation. As payment and consideration for Consultant’s performance of the Consulting Services, the Company shall pay Consultant a fee of $500,000.00 (the “Base Consulting Fee”) following the closing of an IPO resulting in gross proceeds to the Company of at least $75 million (the “Qualified IPO”). If a Qualified IPO closes after November 15, 2016, the Company shall also pay to Consultant an amount equal to $3,300.00 per day (the “Per Diem Amount”) for each day of the Consulting Term following November 15, 2016 through and including the closing date of the Qualified IPO. The Base Consulting Fee and Per Diem Amount are collectively referred to herein as the “Consulting Fee.” Payment of the Consulting Fee due hereunder, will be made within ten days following the closing date of the Qualified IPO. If the closing of a Qualified IPO does not occur on or before January 31, 2017, then the Company will pay Consultant a fee of $5,000.00 within ten days of such date as payment and consideration for Consultant’s performance of the Consulting Services.

IV.             Termination.

A.      Automatic Termination. The Consulting Agreement will terminate automatically upon payment to the Consultant in accordance with Section III.

B.      Early Termination. Either the Company or Consultant may terminate the Consulting Agreement with no less than 30 days’ notice to the other party. Upon such termination, the Company shall have no further obligation to Consultant other than to pay to Consultant a $1,000.00 lump sum payment for Consulting Services rendered, provided however, that in the event of any termination of this Consulting Agreement by the Company pursuant to this Section IV B, Consultant shall continue to be entitled to the full amount of the Consulting Fee provided for in Section III, if there is a closing of a Qualified IPO within 90 days following any such termination.

V.                Relationship. Consultant shall operate at all times as an independent contractor of the Company on a “fee for service” basis. Nothing in this Consulting Agreement shall be construed as creating an employer/employee relationship. Consultant shall have no authority to act as an agent of the Company, except on authority specifically so delegated by the Company’s board of directors, and Consultant shall not represent to the contrary. Consultant shall only consult, render advice and perform such tasks as Consultant determines are necessary to achieve the results specified by the Company.

VI.             Taxes. Consultant and the Company agree that Consultant is not an employee for state or federal tax purposes. Consultant shall be solely responsible for any and all income, unemployment, social security, worker’s compensation, FICA or any other taxes or amounts payable with respect to the Consulting Fee and any other compensation paid or provided to Consultant pursuant to this Consulting Agreement. Consultant agrees to defend and indemnify the Company from and against any tax or other liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including defense costs, arising out of Consultant’s failure to pay any taxes due with respect to any such payment. In addition, the Company and Consultant agree that Consultant shall be solely responsible for any and all compensation and benefits payable to all employees of Consultant who may provide services to the Company on Consultant’s behalf, and Consultant shall be solely responsible for any and all tax and other withholdings and payments due in connection with employment by Consultant of such employees.

VII.          Confidential Information

A.      Use. Consultant shall not use (except to the extent that such use is directly related to and required by Consultant’s performance of the Consulting Services) or disclose at any time, either during the Consulting Term or thereafter, any Confidential Information (as defined in Section X.A), whether or not such information is developed by Consultant. Consultant will take all appropriate steps to safeguard Confidential Information in Consultant’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, Consultant may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process. Consultant agrees, during the Consulting Term and for six months thereafter, not to accept any assignments or provide any services or advice or otherwise act upon any potential investment opportunities that were reviewed by Consultant in connection with the Consulting Services or that were made known to Consultant in such capacity and based on Confidential Information, other than with the prior written consent of the Company.

B.      Enforcement. Consultant agrees that Consultant’s services are unique and that Consultant has access to Confidential Information. Accordingly, Consultant agrees that a breach by Consultant of any of the covenants in this Section VII would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, Consultant agrees that in the event of any breach or threatened breach of any provision of this Section VII, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Consulting Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section VII.

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VIII.       Ownership. Consultant will use its own tools and property to perform the Consulting Services, however, in the event Consultant has access to or uses any software, hardware, equipment, or records, including all copies or extracts of them which Consultant prepares, uses or sees during the Consulting Term that are the property of the Company, in relation to the performance of services hereunder, such property shall be and remain the sole property of the Company.

IX.             Freedom to Enter Agreement. Consultant represents and warrants to the Company that: (i) the execution and delivery of this Consulting Agreement by Consultant and the performance by Consultant of the Consulting Services do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy which Consultant, or any employee, agent or representative of Consultant, is a party to or otherwise bound by or any judgment, order or decree to which Consultant or any employee, agent or representative of Consultant is subject and (ii) neither Consultant nor any employee, agent or representative of Consultant is bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement with any other Person, in each case, that would conflict with this Consulting Agreement.

X.                Definitions. As used in this Consulting Agreement, the following terms shall have the meanings set forth below.

A.      Confidential Information. “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its or their business, including, but not limited to, information, observations and data obtained by Consultant while providing services to the Company (including any such information obtained prior to the Effective Date) concerning (i) the business or affairs of the Company, (ii) the business or affairs of business that are being reviewed as an investment of the Company, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information and work product, in whatever form. Confidential Information will not include any information that has been published (other than through a disclosure by Consultant in breach of this Consulting Agreement) in a form generally available to the public prior to the date Consultant proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but will be deemed to have been published only if all material features comprising such information have been published.

B.      Person. “Person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

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XI.             Miscellaneous.

A.      Successors. This Consulting Agreement shall not, without the prior written consent of the Company, be assignable by Consultant. This Consulting Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Consulting Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of the Company or to which the Company assigns this Consulting Agreement by operation of law or otherwise.

B.      Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Consulting Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

C.      Modification / Complete Agreement. This Consulting Agreement may not be amended or modified other than by a written agreement executed by Consultant and the Company. This Consulting Agreement a contains the entire agreement and final understanding concerning Consultant’s relationship with the Company and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.

D.      Severability. It is the desire and intent of the parties hereto that the provisions of this Consulting Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Consulting Agreement shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Consulting Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Consulting Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Consulting Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Consulting Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Consulting Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

E.      Governing Law / Jurisdiction. This Consulting Agreement shall, without regard to principles of conflict of laws, be governed by the laws of the State of California as to all matters, including but not limited to matters of validity, construction, effect and performance. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Consulting Agreement or any agreement identified herein may be brought only in state or federal courts of the State of California, and by the execution and delivery of this Consulting Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Consulting Agreement or any agreement identified herein.

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F.       Counterparts. This Consulting Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

G.      Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Consulting Agreement and which are not inconsistent with its terms.

H.      Headings; Construction. The section and paragraph headings and titles contained in this Consulting Agreement are inserted for convenience only, and they neither form a part of this Consulting Agreement nor are they to be used in the construction or interpretation of this Consulting Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

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IN WITNESS WHEREOF, the parties have duly executed this Consulting Agreement as of the Effective Date.

“Consultant”

IGP Advisers LLC, a California limited liability company

By:
Its:

“IIP”

Innovative Industrial Properties, Inc., a Maryland corporation

/s/ Paul E. Smithers
By:	Paul E. Smithers
Its:	Chief Executive Officer

“Partnership”

IIP Operating Partnership, LP, a Delaware limited partnership

By: Innovative Industrial Properties, Inc., its sole general partner

/s/ Paul E. Smithers
By:	Paul E. Smithers
Its:	Chief Executive Officer

[Signature page to Consulting Agreement]